MORRISON MANAGEMENT SPECIALISTS, INC.

EXHIBIT 21.1             List of Subsidiaries

    State of Incorporation - Arizona
              Drake Management Services, Inc.

    State of Incorporation - Delaware
              Morrison Investment Company, Inc.

    State of Incorporation - Georgia
              Culinary Solutions, Inc.
              Morrison Team Services, Inc.

    State of Incorporation - Illinois
              Morrison Holding Company

    State of Incorporation - Tennessee
              Culinary Concepts, Inc.

    State of Incorporation - Pennsylvania
              Culinary Service Network, Inc.
              Custom Management Corporation

              Custom Management Corporation of Pennsylvania
              Morrison Custom Management Corporation of Pennsylvania John C. Metz & Associates, Inc.

    State of Incorporation - Texas
              Morrison's Healthcare of Texas, Inc.